Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements and related prospectuses of The Coca-Cola Company listed below of our reports dated (i) February 21, 2019 (except as it relates to the presentation of Coca-Cola Beverages Africa Proprietary Limited within continuing operations and the effects of the changes in reportable segments as discussed in Note 1, as to which the date is September 20, 2019), with respect to the consolidated financial statements of The Coca-Cola Company and subsidiaries, and (ii) February 21, 2019 with respect to the effectiveness of internal control over financial reporting of The Coca-Cola Company and subsidiaries, included in this Current Report on Form 8-K.

1	Registration Statement Number 2-88085 on Form S-8
2	Registration Statement Number 333-78763 on Form S-8
3	Registration Statement Number 33-45763 on Form S-3
4	Registration Statement Number 333-27607 on Form S-8
5	Registration Statement Number 333-35298 on Form S-8
6	Registration Statement Number 333-83290 on Form S-8
7	Registration Statement Number 333-88096 on Form S-8
8	Registration Statement Number 333-150447 on Form S-8
9	Registration Statement Number 333-169724 on Form S-3
10	Registration Statement Number 333-179707 on Form S-8
11	Registration Statement Number 333-186948 on Form S-8
12	Registration Statement Number 333-194215 on Form S-8
13	Registration Statement Number 333-195553 on Form S-8
14	Registration Statement Number 333-214273 on Form S-3
15	Registration Statement Number 333-221170 on Form S-8
16	Registration Statement Number 333-224573 on Form S-8

/s/ ERNST & YOUNG LLP
Atlanta, Georgia
September 20, 2019